AMENDMENT NO. 4 TO RESTATED REVOLVING CREDIT AGREEMENT

        This Amendment No. 4 to Restated Revolving Credit Agreement (the "Fourth Amendment"), made as of this 29th day of September, 1997, among the undersigned, amends that certain Restated Revolving Credit Agreement, dated as of December 20, 1996, as amended previously by Amendments dated February 14, 1997, as of March 28, 1997 and as of July 30, 1997 (as amended thereby and hereby, the "Agreement"), among the Borrowers, the Agent, individually and as agent for itself and each of the other Banks, and the Banks (as such terms are defined in the Agreement).

        Reference is made to the following facts:

        A. The Borrowers, the Agent and the Banks have entered into the Agreement pursuant to which the Banks have, on the terms and subject to the conditions stated therein, made loans to the U.S. Borrower;

        B. The Borrowers requested that the Banks waive an existing Event of Default as more fully set forth herein and that the Agreement be amended to modify, among other provisions, the financial covenants therein to avoid the occurrence of an Event of Default; and

        C. The Agent and the Banks have agreed to make the modifications requested by the Borrowers solely in accordance with the terms and conditions of this Fourth Amendment.

        NOW, THEREFORE, in consideration of the premises and of good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto agree as follows:

        Section 1. Definitions. All capitalized terms used herein which are defined in the Agreement shall have the meanings herein as therein, except as otherwise specifically provided herein.

        Section 2. Amendments to the Loan Documents. From and after the date hereof, the Agreement is hereby amended as follows:

            2.1 The definition of Availability is hereby amended to provide in its entirety as follows:

                  "Availability.  The sum of the U.S. Borrowing
             Base, less the "Availability Reserve" (as defined below), minus the Canadian Deficiency. For the periods described below, the Availability Reserve shall equal the amount set forth below:

                  Period                   Availability Reserve
        September 16, 1997 through              $7,000,000;
        September 29, 1997

        September 30, 1997 through              $7,500,000;
        October 30, 1997

        October 31, 1997 through                $8,000,000;
        November 27, 1997

        November 28, 1997 through               $8,500,000; and
        December 30, 1997

        December 31, 1997 and                   $9,000,000.
        thereafter

            2.2 The definition of EBITDA is hereby amended to add the following language, including a new clause (viii), as follows:

             ", excluding (viii) the effect of any write-down or write-up in the value of any assets in connection with any reclassification as 'assets held for sale' of assets of the U.S. Borrower's Caldwell Moser Division or assets of the U.S. Borrower located at the U.S. Borrower's facilities in Berlin, Wisconsin."

            2.3 The definition of Maximum Amount in Section 1.1 of the Agreement is hereby amended to provide in its entirety as follows:

                  "Maximum Amount.  $65,000,000, less the dollar
             amount of any Voluntary Reduction or Mandatory
             Reduction pursuant to Section 2.7 hereof."

            2.4 The portion of the table in Section 6.9 of the Agreement regarding the period from September 1, 1997 through September 30, 1997 is hereby amended to provide as follows:

                  "Period                          Maximum Usual
                                                Allowance Permitted
                                                in Minimum EBITDA

                  September 1, 1997         ($542,000)            $0*
                  through September 30,
                  1997

        Section 3. Waiver of Event of Default. The Borrowers hereby represent that for the period August 1, 1997 through August 31, 1997, EBITDA equalled negative $500,000 ("August EBITDA"). In reliance upon such representation, the Agent and the Banks hereby agree to waive the occurrence of an Event of Default pursuant to Section 6.9 of the Agreement on account of august EBITDA being less than Minimum EBITDA for such period.

        Section 4. Appraisal of Collateral. The Borrowers hereby acknowledge that the Banks, through the Agent or the Agent's designees, at any reasonable time within thirty days (30) days after the date hereof and at the Borrowers' sole cost and expense, may visit and inspect the properties and offices of the Borrowers for the purpose of conducting an inspection and appraisal of the Collateral (the "Collateral Appraisal"). Borrowers further agree that the foregoing Collateral Appraisal shall be in addition to the visits, inspections, examinations and appraisals contemplated by, and shall not be subject to the limitations set forth in, subsections (a) and (c) of Section 5.5.

        Section 5. Conditions precedent to this Amendment. The agreements of the Agent and the Banks set forth in this Fourth Amendment are subject to the satisfaction of the following conditions precedent:

            5.1 At the time of the execution of the Fourth Amendment, there shall exist no Defaults or Events of Default under the terms of the Agreement, as amended hereby, the Loan Documents and the ancillary documents other than the Event of Default to be waived under Section 3 hereof;

            5.2 The U.S. Borrower shall have reimbursed the Agent for all of the reasonable fees and disbursements of counsel to the Agent, which shall have been incurred by the Agent prior to or in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment and the consummation of the transactions contemplated herein;

            5.3 Since the date of the commencement of the Agent's most recent commercial finance examination, other than for changes reflected in the written information provided to the Agent and the Lenders in the so-called "Business Update" dated September 18, 1997, there shall have been no changes in the assets, liabilities, financial condition, business, income, operations or prospects of any of the Borrowers, the effect of which have had or will have, in the aggregate, a material adverse effect on the assets, properties, business, prospects, income, operations or financial condition of the Borrowers;

            5.4 This Fourth Amendment shall have been duly and properly authorized, executed and delivered to the Agent, and shall be in full force and effect; and

            5.5 The U.S. Borrowers shall have paid to the Agent, for the benefit of the agent and the U.S. Banks in accordance with their respective U.S. Commitment Percentages immediately following the execution and delivery hereof, a non-refundable restructuring fee of $50,000.

        Section 6. Representations and Warranties. In order to induce the Agent and the Banks to enter into this Fourth Amendment, the Borrowers, jointly and severally, represent and warrant to the Agent and each Bank that:

            6.1 Each of the Borrowers (a) is a corporation duly organized, validly existing and in good standing under the laws of the state or Province in which it is organized as listed on Exhibit D to the Agreement,
   (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction listed in Exhibit D to the Agreement;

            6.2 The execution, delivery and performance of this Fourth Amendment and the transactions contemplated hereby are within the corporate power and authority of each Borrower and have been authorized by all necessary corporate proceedings, and do not (a) require any consent or approval of any creditors, trustees for creditors or shareholders of any of the Borrowers, including, without limitation, the Indenture Trustee or any other party pursuant to the terms of the Indenture Agreement, (b) contravene any provision of the charter documents or by-laws of any of the Borrowers or any law, rule or regulation applicable to any of the Borrowers, (c) contravene any provision of, or constitute an event of default or events that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default, under, any other agreement, instrument, order or undertaking binding on any of the Borrowers, including, without limitation, the Indenture Agreement, or (d) result in or require the imposition of any Encumbrance of any of the properties, assets or rights of any of the Borrowers other than Permitted Encumbrances; and

            6.3 Each of the representations, warranties, covenants and negative covenants set forth in this Fourth amendment, the Agreement, as amended hereby, and the other Loan Documents is true and correct on the date hereof in all material respects, and no event has occurred and no condition exists which constitutes a Default or Event of Default under the Agreement, as amended hereby, or any other Loan Documents or any Ancillary Document.

        Section 7. Indemnification. The Borrowers shall absolutely and unconditionally indemnify and hold harmless the Agent and each of the Banks against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Agent or any of the Banks, or by any of their shareholders, directors, officers, employees, representatives, subsidiaries, affiliates or agents (other than as a result of the gross negligence or willful misconduct of the Agent or any of the Banks or such officers, directors, shareholders, employees or agents thereof) on account of, or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to either this Fourth Amendment, the Agreement or any of the other Loan Documents or any of the Ancillary Documents, whether or not all or any of the transactions contemplated by, associated with, or ancillary to this Fourth Amendment, the Agreement, any of such Loan Documents or any of such ancillary Documents, are ultimately consummated (other than those costs or expenses incurred by the Banks other than the Agent in connection with the syndication, and by the agent and the Banks in the day-to-day administration of the transactions contemplated by the Agreement, as amended hereby, and the other Loan Documents).

        Section 8.  Miscellaneous.

            8.1 As of the date hereof, and after giving effect to the consummation of any transactions contemplated by this Fourth Amendment, the Borrowers acknowledge that each has performed, satisfied, or complied with all covenants and conditions to be performed, satisfied or complied with by it under the Agreement, as amended hereby. The Borrowers hereby covenant and agree that, after giving effect to the consummation of the transactions contemplated hereby, the Borrowers will continue to perform, satisfy or comply with all covenants and conditions to be performed, satisfied or complied with by each of them under the Agreement, as amended hereby.

            8.2 The obligations of the Borrower (i) to repay to the Agent and the Banks all of the unpaid principal of each of the Revolving Loans made or to be made in the future pursuant to the Agreement, as amended hereby, (ii) to pay to the Agent all of the unpaid interest accrued or to accrue thereon, (iii) to pay to the Agent and the Banks all of the other Obligations of the Borrowers, are and will continue to be entitled to all of the benefits and to all of the security created or contemplated by the Agreement, as amended hereby, and the other Loan Documents.

            8.3 Except as otherwise expressly provided in this Fourth Amendment, all of the terms, conditions and provisions of the Agreement and each of the other Loan Documents remain unaltered and are in full force and effect. The Agreement and this Fourth Amendment shall be read and construed as one Agreement.

            8.4 This Fourth Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same instrument. In making proof of this Fourth Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

            8.5 All of the Obligations undertaken hereunder by the Borrowers are hereby undertaken by each of them jointly and severally.

            8.6 The captions and headings of the various sections and subsections of this Fourth Amendment are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

            8.7 The invalidity or unenforceability of any one or more phrases, clauses or sections of this Fourth Amendment under particular circumstances shall not affect the validity or enforceability thereof or of the Agreement, as amended hereby, under other circumstances, or the validity or the enforceability of the remaining portions of this Fourth Amendment or the Agreement, as amended hereby.

            8.8 This Fourth Amendment shall be deemed to be a contract under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of law provisions contained therein).

        IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment under seal as of the day first above-written by the respective officers hereunto duly authorized.

                                 UNITED STATES LEATHER, INC., as a Borrower

                                 By:
                                      Title:

                                 A.R. CLARKE LIMITED, as a Borrower, and
                                 Guarantor of United States Leather, Inc.'s
                                 Obligations

                                 By:
                                      Title:

                                 BANKBOSTON, N.A. (f/k/a The First National
                                 Bank of Boston), as the Agent

                                 By:
                                      Title:
                                 BANKBOSTON, N.A. (f/k/a The First National
                                 Bank of Boston), as a Bank

                                 By:
                                      Title:

                                 HELLER FINANCIAL, INC., as a Bank

                                 By:
                                      Title:

                                 THE CHASE MANHATTAN BANK, as a Bank

                                 By:

                                 BTM CAPITAL CORPORATION, as a Bank

                                 By:
                                      Title: